EXECUTION COPY

STOCK PURCHASE AGREEMENT
among
TRANSTAR HOLDINGS #2, LLC
and
A.M. CASTLE & CO.
AUGUST 12, 2006

- i -

- ii -

Exhibits

Exhibit A -	Escrow Agreement

Exhibit B -	Seller’s Officer Certificate

Exhibit C -	Buyer’s Officer Certificate

Exhibit D -	Seller’s Legal Opinion

Exhibit E -	Buyer’s Legal Opinion

Exhibit F -	Debt Commitment Letter

- iii -

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of August 12, 2006, by and among A.M. Castle & Co., a Maryland corporation (the “Buyer”) and Transtar Holdings #2, LLC, a Delaware limited liability company (the “Seller”). The Buyer and the Seller may be referred to herein as a “Party” and collectively, as the “Parties.” Certain capitalized terms used herein, and not otherwise defined, are defined in Article X.
     WHEREAS, the Seller owns beneficially and of record 100% of the issued and outstanding shares of capital stock (the “Shares”) of Transtar Intermediate Holdings #2, Inc., a Delaware corporation (the “Company”); and
     WHEREAS, on the terms of this Agreement, the Buyer desires to acquire from the Seller all of the Shares and the Seller desires to sell to the Buyer all of the Shares.
     NOW, THEREFORE, in consideration of the representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF SHARES
     1.01. Transfer of Shares. On the terms of this Agreement, at the Closing referred to in Section 1.05, the Seller shall sell, assign, transfer, convey and deliver to the Buyer (or its designated Affiliate if assigned in accordance with Section 11.05), and the Buyer (or its designated Affiliate if assigned in accordance with Section 11.05) shall purchase, acquire and accept from the Seller, all right, title and interest in and to all of the Shares, free and clear of all Liens, which Shares will comprise all outstanding ownership interests in the Company as of the Closing.
     1.02. Purchase Price.
          (a) The purchase price for the Shares shall be equal to the sum of (i) $180,000,000 plus (ii) the amount, if any, by which the Working Capital as of the end of the business day immediately prior to the Closing exceeds the Maximum Working Capital, less (iii) the amount, if any, by which the Minimum Working Capital exceeds the Working Capital as of the end of the business day immediately prior to the Closing, less (iv) an amount equal to the outstanding Net Indebtedness as of the Closing, less (i) the aggregate amount of Transaction Expenses payable in cash by the Company or the Subsidiaries on or after the Closing (collectively for clauses (i) through (v), the “Purchase Price”), subject to the post-closing adjustment pursuant to Sections 1.03 and 1.04 (the “Purchase Price Adjustment”). An estimate of the Purchase Price (along with the components thereof) will be calculated by the Seller in good faith and such calculation will be delivered to the Buyer at least one (1) day prior to the Closing (as estimated, the “Estimated Purchase Price”). At the Closing, the Buyer shall pay to the Seller an amount equal to the Estimated Purchase Price (less the Escrow Amount) by wire transfer of immediately available funds to an account or accounts designated by the Seller.

Notwithstanding anything herein to the contrary, no item shall be counted more than one time when calculating the Purchase Price and the components thereof.
          (b) Simultaneously with the Closing, the Buyer shall repay, or cause to be repaid, on behalf of the Company and the Subsidiaries, the amounts necessary to satisfy outstanding Indebtedness (except for capital leases or other Indebtedness not being paid off at Closing as determined by Buyer with written notice to Seller ten days prior to Closing) as evidenced by appropriate payoff letters by wire transfer of immediately available funds as directed by the holders of Indebtedness, and the Seller shall make arrangements for lenders under the Indebtedness to deliver UCC-3 termination statements or similar documents evidencing the termination of all liens, security interests, mortgages and other encumbrances held by such lenders.
          (c) Simultaneously with the Closing, the Buyer shall deposit the Escrow Amount, which will be available to satisfy any amounts owed to Buyer pursuant to Article VIII of this Agreement, in an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement, by and among Wells Fargo, N.A. (the “Escrow Agent”), the Buyer and the Seller.
     1.03. Adjustment of Purchase Price.
          (a) Within 45 days following the Closing Date, the Buyer shall deliver to the Seller a consolidated balance sheet of the Company and the Subsidiaries (the “Closing Balance Sheet”) and a calculation of the Purchase Price and the Working Capital (collectively, with the Closing Balance Sheet, the “Purchase Price Statement”) as of the end of the business day immediately preceding the Closing Date. The Purchase Price Statement shall be prepared and the Working Capital shall be determined on a consolidated basis in accordance with GAAP, except for the exceptions described on the GAAP Exceptions Schedule and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments and with respect to inventory, will include the book to physical difference calculated as set forth on the Inventory Procedures Schedule. The Parties agree that the purpose of preparing the Purchase Price Statement and determining the Working Capital contemplated by this Section 1.03 is to measure changes in the Working Capital, and hereby agree that there shall not be introduced any different accounting methods, principles, classifications or estimation methodologies from such accounting methods, principles, classifications or estimation methodologies used in calculating the Minimum Working Capital and Maximum Working Capital as set forth on the Net Working Capital Schedule1, for the purpose of preparing the Purchase Price Statement or determining the Working Capital.
          (b) During the 30-day period immediately following the Seller’s receipt of the Purchase Price Statement, the Seller shall be permitted to review the Buyer’s working papers and the underlying accounting records related to the preparation of the Purchase Price Statement and determination of the Purchase Price. The Buyer shall cooperate and provide prompt access to the Company’s books and records and relevant personnel (including third party consultants and

[1]	For the avoidance of doubt, the Post-1999 Inventory Saleability Reserve shall be calculated in accordance with the GAAP Exceptions Schedule.

accountants), in each case as reasonably requested by the Seller in connection with the Seller’s review of the Purchase Price Statement. The Purchase Price Statement and Purchase Price shall become final and binding upon the Parties 30 days after the Seller’s receipt of the Purchase Price Statement, unless the Seller shall give written notice of its disagreement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by the Buyer, then the Purchase Price Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below). During the 30 days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement the Buyer and its agents and representatives shall be permitted to review the Seller’s and its agents’ and representatives’ working papers relating to the Notice of Disagreement.
          (c) At the end of the 30-day period referred to above, either Buyer or Seller may retain Ernst & Young LLP to resolve all remaining disputed items, or if Ernst & Young LLP is unable or unwilling to act as the accounting firm to resolve the remaining disputed items, the Buyer and the Seller shall mutually select a nationally recognized accounting firm (other than the Buyer’s and the Company’s accountants prior to the Closing) (the “Accounting Firm”). The Parties shall submit to the Accounting Firm for review and resolution of all matters (but only such matters) that remain in dispute. The Parties shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Purchase Price calculated with reference to the amounts that are in dispute. The Parties will cooperate with the Accounting Firm during the term of its engagement. The Parties shall also instruct the Accounting Firm to make its determination based solely on written submissions by the Buyer and the Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of an independent review). The Accounting Firm may, at its discretion, request additional information and each Party shall have the right to respond to inquiries of the Accounting Firm, by way of additional documents, materials or other information. The Purchase Price Statement and the determination of the Purchase Price shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the Parties (which final resolution shall be requested by the Parties to be delivered not more than 45 days following submission of such disputed matters), absent manifest clerical errors or fraud. The final resolution will be a reasoned resolution setting forth the Accounting Firm’s reasoning in reaching its determination. The fees and expenses of the Accounting Firm shall be allocated between Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. As an example and for illustrative purposes only, if the Buyer contends that there should be a Purchase Price decrease of $1,000,000, the Seller contends that there should be no Purchase Price increase and the Accounting Firm determines that there should be a Purchase Price decrease of $300,000, then the Buyer shall pay 70% of the fees and expenses of the Accounting Firm and the Seller shall pay 30% of such fees and expenses.

          (d) The Purchase Price as finally determined pursuant to this Section 1.03 is referred to as the “Final Purchase Price.”
     1.04. The Post-Closing Adjustment Payments. If the Final Purchase Price is greater than the Estimated Purchase Price, then the Buyer shall, within five (5) days after the date the Final Purchase Price is determined under and in accordance with Section 1.03 above, pay to the Seller by wire transfer of immediately available funds to the account(s) designated by the Seller above, the amount of such difference. If the Final Purchase Price is less than the Estimated Purchase Price, then the Seller shall, within five (5) days after the date the Final Purchase Price is determined under and in accordance with Section 1.03 above, pay to the Buyer by wire transfer of immediately available funds to the account(s) designated by the Buyer above, the amount of such difference.
     1.05. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP located at 77 W. Wacker Drive, Chicago, Illinois 60601 at 10:00 a.m., local time, on (i) September 5, 2006 or (ii) at Buyer’s election and following two days prior written notice to Seller, such earlier date that is on or after the second business day following satisfaction or waiver of all of the conditions to the Closing set forth in Article II (other than those to be satisfied at the Closing), or (iii) if any of the conditions to the Closing set forth in Article II (other than those to be satisfied at the Closing) have not been satisfied or waived by the Party entitled to the benefit thereof, then on or prior to the second business day following satisfaction or waiver of all of the conditions to the Closing set forth in Article II (other than those to be satisfied at the Closing) or (iv) on such other date as is mutually agreeable to Buyer and the Seller. The date and time of the Closing are referred to herein as the “Closing Date.” All transactions contemplated herein to occur at the Closing or on the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the opening of business on the Closing Date.
     1.06. Manner of Delivery of Shares. At the Closing, the Seller shall deliver to the Buyer certificates evidencing the Shares duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer.
ARTICLE II
CLOSING CONDITIONS
     2.01. Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on the Closing:
          (a) All of the representations and warranties set forth in Article IV and Article V shall be true and correct as of the date hereof and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), in each case in all material respects and any updated

Schedules delivered pursuant to Section 3.04 shall not reveal any Material Adverse Effect, either individually or in the aggregate;
          (b) The Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
          (c) No action or proceeding before any court or governmental body shall be pending wherein an unfavorable judgment, decree, injunction, ruling or order would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement, (iii) reasonably be expected to cause such transactions to be rescinded or (iv) materially and adversely affect the right of the Company or its Subsidiaries to own its assets and operate its business, and no such judgment, decree, injunction or rulings shall be in effect;
          (d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
          (e) The Seller and the Escrow Agent shall have executed and delivered the escrow agreement attached hereto as Exhibit A (the “Escrow Agreement”);
          (f) The Seller shall have delivered to the Buyer each of the following:
          (i) An officer certificate of the Seller in the form set forth in Exhibit B, dated the Closing Date, stating that the preconditions specified in subsections (a), (b), (c) and (e), as they relate to the Seller and/or the Company, have been satisfied;
          (ii) Copies of the material governmental or third party consents relating to the matters indicated with an asterisk (“*”) on Disclosure Schedules 4.03 or 5.03 in connection with the consummation of the transactions contemplated hereby, which have been received by the Company prior to the Closing;
          (iii) All payoff letters and releases (or other evidence of payment in full satisfaction where applicable) relating to any Indebtedness (except for capital leases or other Indebtedness not being paid off at Closing as determined by Buyer with written notice to Seller ten days prior to Closing);
          (iv) The stock certificates representing the Shares duly endorsed for transfer or accompanied by duly executed stock powers or transfer documents;
          (v) All minute books, stock, ledgers and corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Company and the Subsidiaries, if not already located on the premises of the Company or the Subsidiaries;
          (vi) Resignations effective as of the Closing Date from such officers and directors of the Company or the Subsidiaries as the Buyer shall have requested in writing and delivered to the Seller not less than five (5) days prior to the Closing Date;

          (vii) A copy of the certificate of incorporation and all amendments thereto (or equivalent organizational documents) of the Company and the Subsidiaries certified by the Secretary of State of Delaware (or equivalent governmental authority as to the Subsidiaries, to the extent available), and a certificate of good standing (or equivalent certification, as applicable, to the extent available) from the Secretary of State of the state of incorporation (or the equivalent) for each of the Company and the Subsidiaries dated within ten (10) days of the Closing Date;
          (viii) A copy of the Company’s and the Subsidiaries’ by-laws and all amendments thereto (or equivalent organizational documents) certified by an officer of the Company;
          (ix) A certificate of Seller, dated the Closing Date, attaching and certifying copies of the resolutions duly adopted by the Seller’s managing member authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby to which it is a party and the incumbency and signatures of the persons signing this Agreement and the other agreements contemplated hereby;
          (x) A legal opinion from counsel to the Seller in the form set forth in Exhibit D;
          (xi) Resignations from directors and officers of the Company and its Subsidiaries as requested by Buyer in writing at least three days prior to the Closing;
          (xii) A calculation of the Estimated Purchase Price, as provided in Section 1.02(a);
          (xiii) Evidence of the termination of all management agreements with HIG Capital, L.L.C.; and
          (xiv) There shall have been no Material Adverse Effect since the date of this Agreement.
          (g) If the Closing occurs, all conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Buyer.
     2.02. Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on the Closing:
          (a) All of the representations and warranties set forth in Article VI shall be true and correct as of the date hereof and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby;
          (b) The Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
          (c) No action or proceeding before any court or governmental body shall be pending wherein an unfavorable judgment, decree, injunction, ruling or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or would reasonably be expected to cause such transactions to be rescinded;
          (d) A legal opinion from counsel to the Buyer in the form set forth in Exhibit E;
          (e) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated and all other material governmental or third party consents that are required for the consummation of the transactions contemplated hereby that are set forth on Schedule 2.02(d) attached hereto shall have been made and obtained;
          (f) The Buyer shall have executed and delivered the Escrow Agreement;
          (g) The Buyer shall have delivered to the Seller each of the following:
          (i) A certificate of Buyer, dated the Closing Date, attaching copies of the resolutions duly adopted by the Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby to which it is a party and the incumbency and signatures of the persons signing this Agreement and the other agreements contemplated hereby;
          (ii) An officer certificate of the Buyer in the form set forth in Exhibit C, dated the Closing Date, stating that the preconditions specified in subsections (a), (b), (c) and (f) have been satisfied;
          (iii) A certificate of good standing from the Secretary of State of the state of incorporation of the Buyer dated within ten (10) days of the Closing Date;
          (iv) The Purchase Price as contemplated in Section 1.02 above; and
          (h) If the Closing occurs, all conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Seller.

ARTICLE III
PRE-CLOSING COVENANTS
     3.01. Conduct of the Business.
          (a) From the date hereof until the Closing Date, the Seller shall cause the Company to conduct its business and the businesses of the Subsidiaries in the ordinary course of business consistent with past practice in all material respects, unless the Buyer shall have consented in writing (which consent will not be unreasonably withheld or delayed).
          (b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by the Buyer (which consent will not be unreasonably withheld or delayed), the Seller shall cause the Company and the Subsidiaries to refrain from: (i) issuing, selling or delivering any shares of its or any of its Subsidiaries’ capital stock or issuing or selling any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its or any of its Subsidiaries’ capital stock; (ii) effecting any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization; (iii) amending its or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent organizational documents); (iv) declaring or paying any dividend or distribution in cash or property in respect of its capital stock (other than dividends by a Subsidiary to its parent) or making any redemption or purchase of any shares of its or any of its Subsidiaries’ capital stock, (v) making any loans (other than to employees in the ordinary course of business), (vi) increasing or modifying the compensation, incentive arrangements or other benefits to any officer of the Company or any Subsidiary; provided that routine and ordinary course increases to any person (other than an Executive) in compensation or incentive arrangements and transaction sale bonuses (including to Executives) shall be permitted, (vii) engaging in any transaction, arrangement or contract with any officer, director, shareholder or other insider, except in the ordinary course of business, (viii) incurring any Lien (other than Permitted Liens) on any assets of the Company or any Subsidiary, other than in the ordinary course of business; (ix) purchasing, selling, leasing or disposing of any property or assets with an aggregate value in excess of $100,000 (other than the purchase and sale of inventory and capital equipment in the ordinary course of business consistent with past practice); (x) delaying or postponing the payment of any material accounts payable, other than in the ordinary course of business consistent with past practice; (xi) accelerating the collection of or discounting any material accounts receivable or accelerating material sales, in each case other than in the ordinary course of business consistent with past practice; (xii) making any capital expenditures or commitments therefor in excess of $200,000 in the aggregate, (xiii) incurring or modifying any material Indebtedness or liability other than in the ordinary course of business consistent with past practice, (xiv) adopting a plan of complete or partial liquidation, dissolution, consolidation or merger, (xv) agreeing to an obligation to pay severance or termination pay to any officer or director of the Company or any Subsidiary (other than to officers in the ordinary course of business consistent with past practice); (xvi) entering into any material contract or agreement, modifying, amending or terminating any of its material contracts or waiving, release or assigning, or permitting to lapse, any material rights or claims, or making any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms, in each case, other than in the ordinary course of business, consistent with past practices; (xvii) changing the Company’s accounting policies or procedures (including tax accounting policies and procedures), except as may be required by law or GAAP; (xviii) making any material tax election or permitting any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to the Buyer, except in the ordinary course of business; and (xix) authorizing or entering into an agreement to do any of the foregoing; provided that nothing in this section shall preclude the Company or it Subsidiaries from accelerating shipments that would otherwise have been made during the period in which the Company’s and its Subsidiaries’ plants are shutdown for the physical inventory conducted pursuant to Section 3.07.
     3.02. Regulatory Filings.
          (a) The Buyer shall, within two (2) business days after the date hereof make or cause to be made all filings and submissions required of the Buyer under the HSR Act or any other laws or regulations applicable to the Buyer for the consummation of the transactions contemplated herein and shall request early termination of the applicable waiting period. The Buyer shall comply with any reasonable additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any governmental authority. In addition, the Buyer shall cooperate in good faith with reasonable requests of all such governmental authorities. The Buyer shall be responsible for all filing fees under the HSR Act and under any such other laws or regulations applicable to the Buyer.
          (b) The Seller shall, within two (2) business days after the date hereof cause the Company and the Subsidiaries to make or cause to be made all filings and submissions under the HSR Act and any other material laws or regulations applicable to the Company and the Subsidiaries for the consummation of the transactions contemplated herein and shall request early termination of the applicable waiting period. The Seller shall cause the Company and the Subsidiaries to coordinate and cooperate with the Buyer in exchanging such information and providing such assistance as the Buyer may reasonably request in connection with the foregoing.
     3.03. Closing Conditions.
          (a) The Seller shall, and shall cause the Company to, use commercially reasonable efforts to cause the conditions set forth in Section 2.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably practicable after the satisfaction of the conditions set forth in Section 2.01 (other than those to be satisfied at the Closing).
          (b) The Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably practicable after the satisfaction of the conditions set forth in Section 2.02 (other than those to be satisfied at the Closing).
          (c) The Seller shall, and shall cause the Company to, use reasonable best efforts to obtain the governmental and third party consents for the matters indicated with an asterisk (“*”) on Disclosure Schedules 4.03 and 5.03.

     3.04. Notification.
          (a) From the date hereof until the Closing Date, the Seller shall promptly disclose to the Buyer in writing (in the form of updated Schedules) upon discovery thereof any material variances from the representations and warranties contained in Article IV and Article V as applicable, and any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Seller. Such disclosures shall amend and supplement the appropriate Schedules delivered on the date hereof for satisfying the closing conditions set forth in Section 2.01, but shall not cure the representations and warranties for purposes of the indemnification obligations of Seller pursuant to Section 8.02. Notwithstanding any provision in this Agreement to the contrary, unless the Buyer provides the Seller with a termination notice in accordance with Section 7.01(b) within ten (10) days after delivery by the Seller of an updated Disclosure Schedule pursuant to this Section 3.04(a) because such variance or breach is a Material Adverse Effect, the Buyer shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement as a result of such item.
          (b) From the date hereof until the Closing Date, the Buyer shall promptly disclose to the Seller in writing (in the form of updated Schedules) upon discovery thereof any material variances from the representations and warranties contained in Article VI as applicable, and any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Buyer.
     3.05. Contact with Customers, Suppliers, Employees and Others. Prior to the Closing, the Buyer and its authorized representatives may contact and communicate with the employees, customers, suppliers or any other Person with a material business relationship of the Company and the Subsidiaries in connection with the transactions contemplated hereby only after prior consultation with and approval of the Seller, which approval shall not be unreasonably withheld or delayed. Prior to the Closing, Seller shall give or furnish, and cause the Company and its Subsidiaries to give or furnish, to Buyer and its representatives, employees, counsel, accountants, lenders and professional advisors, reasonable access, during normal business hours and upon reasonable notice, to its properties, books and records.
     3.06. Exclusivity.
          (a) The Seller shall immediately cease, and shall direct the Company and their respective directors, officers, investment bankers and other advisors to cease, any discussions or negotiations with any person with respect to an Acquisition Proposal; and
          (b) The Seller shall not, and shall direct the Company and their respective directors, officers, investment bankers and other advisors not to (i) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information in connection with, any Acquisition Proposal or (iii) negotiate or enter into any agreement, agreement in principle or other commitment relating to any Acquisition Proposal.

     (c) In the event of any breach of this Section 3.06, Seller shall, or shall cause the Company to, immediately pay to the Buyer (i) an amount equal to the aggregate reasonable out of pocket expenses incurred by the Buyer in connection with the investigation, negotiation, documentation, financing and pursuit of the transactions contemplated by this Agreement and (ii) $3.6 million.
     3.07. Physical Inventory. Physical inventory and counts shall be conducted by the Company before the Closing in accordance with the procedures set forth in the Inventory Procedures Schedule attached hereto.
ARTICLE IV
REPRESENTATIONS AND
WARRANTIES CONCERNING THE SELLER
     The Seller makes the following representations and warranties to the Buyer, as of the date of this Agreement and as of the Closing, subject to the disclosures in the corresponding section of the Schedules accompanying this Agreement (each, a “Schedule” and collectively, the “Disclosure Schedules”):
     4.01. Authority; Organization and Power. The Seller is a limited liability company, existing and in good standing under the laws of Delaware, and has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
     4.02. Execution and Delivery; Valid and Binding Agreement. The execution and delivery of this Agreement and the performance of Seller in accordance with its terms have been duly authorized by the Seller’s managing member and no other act on the part of the managing member of the Seller is necessary therefor. This Agreement has been duly executed and delivered by the Seller, and assuming that this Agreement is the valid and binding obligation of the Buyer, this Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar law affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     4.03. Noncontravention. Except as set forth on Schedule 4.03, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or conflict with, result in a violation or breach of, or constitute a default under, any provision of its limited liability company agreement or certificate of formation or any indenture, mortgage, loan agreement or other material agreement or instrument by which the Seller is bound.
     4.04. Ownership of Capital Stock. The Seller is the record and beneficial owner of all of the Shares free and clear of all Liens except for any restrictions imposed by federal or state securities laws. The Seller holds no other equity or debt interest in the Company and is not a party to any option, warrant, purchase right, or other contract or commitment relative to its equity interest in the Company, including any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares.
     4.05. Broker’s Fees. Except for the fees and expenses of Edgeview Partners and its respective Affiliates in connection with the transactions contemplated hereby which will be the responsibility of the Company and the Subsidiaries and included in Transaction Expenses, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY AND THE SUBSIDIARIES
     The Seller makes the following representations and warranties to the Buyer, as of the date of this Agreement and as of the Closing, subject to the disclosures in the corresponding section of the Disclosure Schedules:
     5.01. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and the Company has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company have been made available to the Buyer.
     5.02. Subsidiaries. Except for the Subsidiaries, neither the Company nor any of the Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. The capital stock of each Subsidiary is wholly owned by the Company or another Subsidiary free and clear of Liens. Each of the shares of capital stock in each of the Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and has been issued without violation of any preemptive or other right to purchase. No Subsidiary has any other capital stock, equity securities or securities containing any equity features (including share appreciation, phantom share, profit participation or similar rights) authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any of the Subsidiaries. Each of the Subsidiaries is validly existing and in good standing (or equivalent status, if applicable) under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted. Each Subsidiary is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except in each case where the failure to be so qualified would not have a Material Adverse Effect. True and complete copies of the organizational documents of each Subsidiary have been made available to the Buyer. The Disclosure Schedule lists the directors and officers of the Company and each Subsidiary.
     5.03. Noncontravention. Except as set forth on the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, or result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel or require any notice or material payment under, give rise to a Lien (other than a Permitted Lien) on Company or Subsidiary assets, or require any material authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Company’s or any of the Subsidiaries’ certificates or articles of incorporation or bylaws or equivalent organizational documents or any indenture, mortgage, lease, loan agreement, or material contract, permit, license or other agreement or instrument to which the Company or any of the Subsidiaries is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company or any of the Subsidiaries is subject.
     5.04. Capital Stock. The authorized, issued and outstanding number of shares of capital stock of the Company is set forth on the Disclosure Schedule and all of such shares are owned of record and beneficially by the Seller. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable and have been issued without violation of any preemptive or other right to purchase. The Company does not have any other capital stock, equity securities or securities containing any equity features (including share appreciation, phantom share, profit participation or similar rights) authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. There are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any shares of the Company’s capital stock or other equity securities or which provide voting rights with respect to the Company.
     5.05. Financial Statements. The Seller has furnished the Buyer with copies of its (i) audited consolidated balance sheet with respect to the Company and the Subsidiaries as of December 31, 2004 and December 31, 2005, and the related audited statements of income and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet and the related unaudited statements of income and cash flows with respect to the Company and the Subsidiaries as of and for the three-month period ended March 31, 2006. Such financial statements have been based upon the information concerning the Company and the Subsidiaries contained in the Company’s and the Subsidiaries’ books and records, and present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures, (ii) changes resulting from normal year-end adjustments and (iii) the GAAP Exceptions Schedule. Section 5.05 of the Disclosure Schedule sets forth all of the existing Indebtedness of the Company and the Subsidiaries. Neither the Company nor any Subsidiary has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceeding with respect to such a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed to any part of its assets, or has had any debtor take possession of any of its property. Except (i) as reflected on the balance sheet included in the financial statements as of March 31, 2006 or (ii) liabilities incurred in the ordinary course of business after March 31, 2006, the Company and its Subsidiaries have no liabilities that would be required to be reflected in or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP as of the date hereof or as of the Closing Date based on facts, circumstances and information known to the Company on such date, as applicable.
     5.06. Absence of Material Adverse Effect; Interim Changes. Since December 31, 2005, there has not occurred any Material Adverse Effect. Since March 31, 2006 (or in the case of clause (ii) below, since December 31, 2005), neither the Company nor any Subsidiary has:
               (i) suffered any material casualty loss or other extraordinary loss (whether or not covered by insurance) or waived any rights of material value;
               (ii) declared, set aside or paid dividends or made any other distributions with respect to any shares of its capital stock (other than fees and expenses paid pursuant to management agreements with HIG Capital, L.L.C.) or purchased or redeemed any shares of its capital stock;
               (iii) made any loans or advances to, or guarantees for the benefit of, any Person or mortgaged, pledged or subjected to any Lien, any material portion of its properties or assets, other than in the ordinary course of business consistent with past practice;
               (iv) sold, leased, licensed, assigned, disposed of, abandoned or transferred any portion of its assets, except sales of inventory or immaterial assets in the ordinary course of business, or canceled any debts or claims owing to or held by it;
               (v) entered into, amended or terminated any written lease, material contract, agreement, commitment, or any other transaction in excess of $100,000, other than in the ordinary course of business consistent with past practice;
               (vi) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant (other than in the ordinary course of business consistent with past practice or transaction sale bonuses) or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement (other than in the ordinary course of business consistent with past practice or as required by law);
               (vii) made any capital expenditures, commitment for capital expenditures or entered into a lease of capital equipment, in each case where the capital item is valued in excess of $50,000 individually or entered into any new lease of real estate;
               (viii) made any charitable contributions, pledges, association fees or dues which individually or in the aggregate exceeded $35,000;

               (ix) issued any notes, bonds or other debt securities, or any capital stock or other equity securities, or any securities convertible, exchangeable, or exercisable into any capital stock or other equity securities;
               (x) changed or authorized any material change in its accounting practices or method of accounting for any items in the preparation of the financial statements or tax returns (except as required by GAAP);
               (xi) accelerated the collection of material accounts receivable or accelerated material sales or postponed material accounts payable, in each case other than in the ordinary course of business consistent with past practice; provided that nothing in this clause shall preclude the Company or it Subsidiaries from accelerating shipments that would otherwise have been made during the period in which the Company’s and its Subsidiaries’ plants are shutdown for the physical inventory conducted pursuant to Section 3.07; or
               (xii) agreed or committed to do any of the foregoing.
     5.07. Title to Properties.
          (a) The Company and the Subsidiaries own good title to, or a valid leasehold interest in, all of the personal property and assets (whether tangible or intangible (except to the extent such property is an Intellectual Property Right which is covered in Section 5.10)) reflected on the financial statements described in Section 5.05 (other than inventory and other assets disposed of in the ordinary course of business after the dates thereof), free and clear of all Liens, except for Permitted Liens.
          (b) Neither the Company nor any of the Subsidiaries owns any real property. The real property demised by the leases described on the Disclosure Schedules (the “Leased Real Property”) constitutes all of the real property leased by the Company and the Subsidiaries. The Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party to such lease, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Seller has delivered or made available to the Buyer complete and accurate copies of each of the leases described on the Disclosure Schedules, and none of the leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Buyer. Neither the Company nor any of the Subsidiaries is in default in any material respect under any of such leases. The assets used in the conduct of the business of the Company and its Subsidiaries are owned, leased or licensed by the Company or its Subsidiaries.
     5.08. Tax Matters.
          (a) The Company and the Subsidiaries have filed all Tax Returns or the appropriate extensions that they were required to file (subject to applicable extensions). All such filed Tax Returns were correct and complete in all material respects. All Taxes owed by the Company or any of the Subsidiaries required to be paid have been paid and all other Taxes owed by the Company or any of the Subsidiaries have been properly accrued. No claim has been made within the last three (3) years by a taxing authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Liens.
          (b) The Company and the Subsidiaries have duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (c) Neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (d) Neither the Company nor any of the Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of the Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated Federal income Tax Return and (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise other than with respect to the Affiliated Group of which the Company or any of the Subsidiaries is the common parent.
          (e) None of Company or any of the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of Company or any of the Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (f) There is no pending, or to the knowledge of the Company, threatened Tax audit, examination, refund litigation or adjustment in controversy. There is no material dispute or claim concerning any Tax liability of the Company or any Subsidiary claimed by any authority in writing.
          (g) Each of the Company and its Subsidiaries has disclosed on its Federal Tax Returns all positions therein that would give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code.
     5.09. Contracts and Commitments.
          (a) Neither the Company nor any of the Subsidiaries is party to any of the following (a “Contract”): (i) agreement relating to any completed material business acquisition or divestiture by the Company or any of the Subsidiaries within the last three (3) years; (ii) collective bargaining agreement or contract with any labor union; (iii) written or other material bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 5.12 or the Schedules relating thereto; (iv) stock purchase, stock option or similar plan; (v) contract for the employment of any officer, employee or other person on a consulting basis with annual payments in excess of $100,000; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any portion of the Company’s or any of the Subsidiaries’ assets, other than Permitted Liens; (vii) guaranty of any obligation for borrowed money or other guaranty; (viii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000; (ix) lease or agreement under which it is lessor of, or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000; (x) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $500,000; (xi) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $500,000; (xii) contract which prohibits the Company or any of the Subsidiaries from freely engaging in business anywhere or from competing with any Person, (xiii) agreement with any distributor, dealer or sales representative; (xiv) joint venture agreement; (xv) agreement for any Indebtedness; (xvi) contract with any governmental authority; (xvii) material agreement, arrangement or program pursuant to which the Company has offered or made available to its customers (including its distributors) any volume discount, rebate or advertising or promotional credit or allowance which in total is greater than $100,000 per year per customer; or (xviii) power of attorney; (xix) management services agreement or (xx) any other agreement, the performance of which will involve consideration in excess of $500,000.
          (b) The Buyer either has been supplied with, or has been given access to, a complete and correct copy of all Contracts, together with all material amendments, waivers or other changes thereto.
          (c) Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any other party to the Contract, is in default in any material respect under any Contract.
     5.10. Intellectual Property.
          (a) The Disclosure Schedules contain a complete and accurate list of all: (i) patented or registered Intellectual Property Rights owned by the Company or any of the Subsidiaries, (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company or any of the Subsidiaries, (iii) material licenses and other rights granted by the Company or any of the Subsidiaries to any third party with respect to any Intellectual Property Rights and (iv) all material licenses and other rights granted by any third party to the Company or any of the Subsidiaries with respect to any Intellectual Property Rights. The Company and/or one of the Subsidiaries, as the case may be, owns and possesses or has the right to use pursuant to a valid and enforceable license, all material Intellectual Property Rights used in the operation of the businesses of the Company and the Subsidiaries as presently conducted, free and clear of all Liens other than Permitted Liens. All annuity, maintenance, renewal and other fees in connection with Intellectual Property Rights listed in the Disclosure Schedule are current.

          (b) (i) There are no pending written claims made against the Company or any of the Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company or any Subsidiary, (ii) neither the Company nor any of the Subsidiaries has received any written notices of, any infringement or misappropriation by, or conflict with, any Intellectual Property Rights of any third party (including any written demand or request that the Company or any of the Subsidiaries license any rights from a third party) which are still pending, (iii) the conduct of the Company’s or any of the Subsidiaries’ business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of any third party and to the Company’s knowledge, no third party is infringing or misappropriating any of the Company’s or the Subsidiaries’ Intellectual Property Rights, (iv) no royalties, honorariums or fees are payable by the Company or any of the Subsidiaries to any Person by reason of the ownership or use of any of the Intellectual Property Rights, and (v) the transactions contemplated by this Agreement will not have a Material Adverse Effect on the Company’s or any of the Subsidiaries’ right, title or interest in and to the Intellectual Property Rights listed on the Disclosure Schedules.
     5.11. Litigation. There are no actions, suits, arbitrations, governmental investigations or proceedings pending or, to the Company’s knowledge, any material actions, suits, arbitrations, governmental investigations or proceedings overtly threatened against the Company or any of the Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and neither the Company nor any of the Subsidiaries is subject to any outstanding judgment, order or decree of any court or governmental body.
     5.12. Employee Benefit Plans.
          (a) With respect to employees of the Company or any of the Subsidiaries, neither the Company nor any of the Subsidiaries maintains or contributes to any “employee benefit plans” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Plans”)). The Seller has made available to the Buyer accurate and complete copies of Plan documents, and the most recent Internal Revenue Service (the “IRS”) Form 5500 annual reports and determination letter or opinion letter received from the IRS with respect thereto.
          (b) Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter from the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan. The Company and the Subsidiaries have substantially performed all material obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to, the material terms of any Plan, and each Plan has been established and maintained substantially in accordance with its terms and in compliance with all applicable legal requirements, including, without limitation, ERISA and the Code. There are no actions, suits or claims pending, or to the Company’s knowledge threatened or reasonably anticipated (other than routine claims for benefits), against any Plan or against the assets of any Plan. There are no audits, inquiries or proceedings pending or to the Company’s knowledge threatened by the IRS, the Department of Labor, or any other governmental entity with respect to any Plan. The Company and the Subsidiaries have made or have made accruals on their books and records for all contributions and other payments required by and due under the terms of each Plan.
          (c) Neither the Company nor any of the Subsidiaries has maintained, established, sponsored, participated in, or contributed to any (i) Plan subject to Title IV of ERISA or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA.
          (d) No Plan provides, or reflects or represents any liability of the Company or the Subsidiaries to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or other applicable legal requirements.
          (e) All foreign employee benefit plans comply in all material respects with all applicable law, and the Company and its Subsidiaries have performed all material obligations with respect to such plans and have obtained all material approvals from governmental agencies to ensure beneficial tax treatment and otherwise.
     5.13. Insurance. The Disclosure Schedules list each material insurance policy maintained by the Company or the Subsidiaries. All of such insurance policies are in full force and effect, and to the Company’s knowledge, neither the Company nor any of the Subsidiaries is in material default with respect to its obligations under any of such insurance policies.
     5.14. Compliance with Laws. The Company and each Subsidiary has complied with and is in compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. The Disclosure Schedules set forth a correct and complete list of all material licenses, permits and governmental authorizations and registrations held by the Company or any Subsidiaries (“Permits”). Such Permits constitute all Permits necessary for the operation of the Company’s and each Subsidiary’s business, and are in full force and effect, in each case in all material respects. No proceeding or investigation is pending or to the knowledge of the Seller, threatened to revoke or limit any Permit.
     5.15. Environmental Matters.
          (a) The Company’s and the Subsidiaries’ businesses have been since December 31, 2002 and currently are in compliance with all Environmental Requirements and Permits under Environmental Requirements in all material respects. A copy of any written notice, citation, inquiry or complaint which the Company or the Subsidiaries have received in the past three (3) years regarding any violation of any Environmental Requirements or Environmental Permit relating to the Company or the Subsidiaries is contained in the Disclosure Schedules.
          (b) Neither the Company nor the Subsidiaries has caused any Releases of any Hazardous Materials at any facility of the Company or any Subsidiary or at any Offsite Facility in violation of Environmental Requirements, which have not been addressed to the extent required by Environmental Requirements.

          (c) To the knowledge of the Seller, no property or facility owned, leased or operated by the Company or any of its Subsidiaries contains any underground storage tanks currently or has contained any underground storage tanks in the past.
          (d) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released in violation of Environmental Requirements, which have not been addressed to the extent required by Environmental Requirement, any hazardous substance in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental Requirement.
     5.16. Affiliated Transactions. Other than employment agreements and benefit arrangements entered into in the ordinary course of business, none of the Seller or its Affiliates nor any officer, director, or stockholder of the Company or of the Seller or its Affiliates is a party to any agreement, contract, commitment or transaction with the Company or the Subsidiaries or has any material interest in any material property used by the Company or the Subsidiaries or has any claim against or owes any amount to the Company or any Subsidiary.
     5.17. Employees. None of the Company or the Subsidiaries has experienced any strike, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years. None of the Company or the Subsidiaries has committed or is committing any material unfair labor practice. To the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company or the Subsidiaries. The Company has not taken any action that would require any waiver, payment, benefit, fine, penalty, back payment or damages under the Worker Adjustment and Retraining Notification Act.
     5.18. Broker’s Fees. Except for the fees and expenses of Edgeview Partners, LLC and HIG Capital, L.L.C and their Affiliates which are being paid by the Company and the Subsidiaries and included in Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or the Subsidiaries.
     5.19. Customers and Suppliers. The Disclosure Schedules set forth a list of the top ten (10) customers and top ten (10) suppliers of the Company and the Subsidiaries, collectively, by dollar volume of sales and purchases, respectively, for the 12-month period ended December 31, 2005. Neither the Company nor any Subsidiary has received any written notice from any such material customer to the effect that such customer will stop buying materials, products or services from the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any written notice from any such material supplier to the effect that such supplier will stop supplying materials, products or services to the Company or any Subsidiary.
     5.20. Accounts Receivable. All of the Company’s and the Subsidiaries’ accounts receivable are properly reflected on the Company’s or the Subsidiaries’ books and records in accordance with GAAP and are valid receivables generated in the ordinary course of business (subject to any applicable reserves set forth on the Company’s or the Subsidiaries’ books and records).
     5.21. Product Warranty. To the Company’s knowledge, each product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries has been in conformity with all applicable contractual specifications required of the Company or any of its Subsidiaries, subject to any reserve for product warranty claims set forth in the Company’s or the Subsidiaries’ books and records.
     5.22. Product Liability. Neither the Company nor any of its Subsidiaries has received written notice of any alleged liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by the Company or any of its Subsidiaries, except to the extent recovery therefor is available under Company insurance policies.
     5.23. Inventory. The inventory of the Company and its Subsidiaries consists of raw materials and supplies, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is damaged or defective, subject to the aggregate reserves for inventory in the Company’s or the Subsidiaries’ books and records.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES CONCERNING BUYER
     The Buyer represents and warrants to the Seller, as of the date of this Agreement and as of the Closing, that:
     6.01. Organization and Power. The Buyer is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.
     6.02. Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other proceedings on its part are necessary to authorize its execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     6.03. No Breach. The Buyer is not subject to or obligated under its certificate or articles of incorporation, its bylaws or similar organizational documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
     6.04. Governmental Consents, etc. Except for the applicable requirements of the HSR Act, and the Securities Exchange Act of 1934, the Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by the Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. The Buyer is not subject to any outstanding judgment, order or decree of any court or governmental body.
     6.05. Litigation. There are no actions, suits or proceedings pending or, to the Buyer’s knowledge, overtly threatened against or affecting the Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.
     6.06. Broker’s Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer or its Affiliates which will become a liability of Seller or its Affiliates (other than the Company and its Subsidiaries after the Closing).
     6.07. Investment Representation. The Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. The Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
     6.08. Financing. As of the Closing, the Buyer will have sufficient cash and fully committed financing to pay the full consideration payable to the Seller hereunder, to make all other necessary payments by it in connection with the transactions contemplated hereby (including the payment of any purchase price adjustment pursuant to Section 1.03) and to pay all of its related fees and expenses. Attached as Exhibit F hereto is a true and complete copy of the commitment letter from Bank of America, N.A. (the “Debt Commitment Letter”), pursuant to which the lenders parties thereto have agreed, subject solely to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of consummating the transactions contemplated hereby (the “Debt Financing”). There are no other agreements, side letters or arrangements relating to the Debt Financing that could affect the availability of the Debt Financing contemplated thereby. As of the date hereof, the Debt Commitment Letter is in full force and effect, has not been amended or modified and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letter.
     6.09. Knowledge of Breaches. Except as disclosed by Buyer to Seller in writing as of the date hereof and as of the Closing, as applicable, to Buyer’s knowledge, Seller is not in breach of any of its representations, warranties, covenants or agreements in this Agreement.
ARTICLE VII
TERMINATION
     7.01. Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual written consent of the Buyer and the Seller;
          (b) by the Buyer, if there has been a material violation or breach by the Seller of any covenant contained in Article III or any representation or warranty contained in Article IV or Article V which would prevent the satisfaction of any condition to the obligations of the Buyer at the Closing and such violation or breach has not been waived by the Buyer or cured by the Seller within fifteen (15) business days after receipt by the Seller of written notice thereof from the Buyer;
          (c) by the Seller, if there has been a material violation or breach by the Buyer of any covenant contained in Article III or any representation or warranty contained in Article VI, which would prevent the satisfaction of any condition to the obligations of the Seller at the Closing and such violation or breach has not been waived by the Seller or cured by the Buyer within fifteen (15) business days after receipt by the Buyer of written notice thereof by the Seller;
          (d) by the Buyer, if the transactions contemplated hereby have not been consummated on or before September 25, 2006; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d) if the Buyer’s intentional breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or
          (e) by the Seller, if the transactions contemplated hereby have not been consummated on or before September 25, 2006; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.01(e) if the Seller’s or the Company’s intentional breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

     7.02. Effect of Termination.
          (a) In the event of a termination of this Agreement by either the Buyer or the Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 7.02, Article XI hereof and the Confidentiality Agreement delivered by A.M. Castle & Co. to Seller’s representative on or about February 22, 2006 (the “Confidentiality Agreement”) which shall survive the termination of this Agreement), and there shall be no liability on the part of any of the Buyer, the Company, the Subsidiaries or the Seller to one another; provided, however, that each of the Buyer and the Seller will remain liable for any breaches of this Agreement prior to the time of such termination.
          (b) If Seller refuses to consummate the transactions contemplated hereby even though its closing conditions set forth in Section 2.02 have been satisfied and (i) Buyer is ready, willing and able to consummate the transactions contemplated hereby, (ii) Buyer is not in breach of this Agreement, and (iii) Buyer terminates this Agreement, Seller shall, or shall cause the Company to, immediately pay to the Buyer (A) an amount equal to the aggregate reasonable out-of-pocket expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement as certified by Buyer in writing with reasonably detailed invoices and (B) $3,600,000.
ARTICLE VIII
INDEMNIFICATION
     8.01. Survival of Representations, Warranties, Covenants and Agreement.
          (a) Except to the extent a different period is expressly set forth herein, (i) (A) the representations and warranties in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months from the Closing Date, (B) the representations and warranties in Section 4.01 (Authority; Organization and Power), Section 4.02 (Execution and Delivery; Valid and Binding Agreement), Section 4.04 (Ownership of Capital Stock), Section 5.01 (Organization and Corporate Power, but excluding qualifications to do business), 5.04 (Capital Stock), Section 5.08 (Tax Matters), Section 5.12 (Employee Benefit Plans), Section 6.01 (Organization and Power) and Section 6.02 (Authorization, Valid and Binding Agreement) (collectively, except for Sections 5.08 (Tax Matters) and 5.12 (Employee Benefit Plans), the “Fundamental Representations”) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire and (C) the representations and warranties in Section 5.15 (Environmental Matters) shall terminate on the date that is thirty-six (36) months from the Closing Date; and (ii) the covenants and agreements in this Agreement which by their terms do not contemplate performance after the Closing shall terminate on the Closing and the covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms; provided that any such covenant or agreement which expires on a date certain shall expire on such date certain.
          (b) No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements and other provisions may be made after the expiration of the survival period set forth in the immediately preceding sentence; provided that any representation, warranty, covenant, agreement or other provision in respect of which indemnity may be sought under Section 8.02(a) or under Section 8.03, and the indemnity with respect thereto, shall survive (with respect to any claim that has been made) the time at which it would otherwise terminate pursuant to this Section 8.01 if written notice specifically describing the breach thereof giving rise to such right of indemnity and a reasonable estimate of the Loss, shall have been given to the Person against whom such indemnity may be sought prior to such time.
     8.02. Indemnification by the Seller for the Benefit of the Buyer.
          (a) Provided that timely notice has been made within the prescribed survival period set forth in Section 8.01 above with respect thereto, the Seller shall indemnify the Buyer and save and hold it harmless against all loss, liability, damage, cost, obligations, interest, penalty, attorneys’ fees and disbursements and expense (collectively, “Losses”), which the Buyer may suffer or sustain as a result of or arising out of: (i) any breach of any representation or warranty made under Article IV and/or Article V as of the date of this Agreement or as of the Closing, disregarding the materiality qualifiers in the fifth sentence of Section 5.02 and the second sentence of Section 5.14, (ii) any breach of any covenant, agreement or other provision by the Seller or (iii) all Losses related to item number 5 on Schedule 5.11 (Litigation) of the Disclosure Schedules (the “Sophie Bigot Matter”); provided that the Seller shall have no liability under this Section 8.02(a) (except for a breach of the Fundamental Representations or Losses related to the Sophie Bigot Matter), unless and until the aggregate of all Losses relating thereto for which the Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; and provided further that the Seller’ aggregate liability under this Section 8.02(a) (except for a breach of the Fundamental Representations) shall in no event exceed $18,000,000. Notwithstanding the foregoing, (i) Losses shall not include any consequential, special, indirect, exemplary or punitive damages, including diminution of value, loss measured by any multiple or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement; provided that these exclusions from Losses shall not apply to an award of damages to a third party payable by the Company or its Subsidiaries with respect to events for which Seller is required to indemnify Buyer hereunder; provided further however, if subject to these exclusions the loss of a customer contract is determined to be an indemnifiable event these exclusions shall not be deemed to preclude the inclusion of incremental carrying costs or other losses on inventory held for such contract from the calculation of Losses and (ii) the amount of indemnity payable pursuant to this Section 8.02 with respect to any Losses shall be reduced (x) by any reserves or accruals on the books of the Company and/or the Subsidiaries as of the Closing relating to the subject matter of the applicable Losses, (y) to the extent a reserve or accrual for such Loss amount has already been taken into account in making any Purchase Price Adjustment contemplated in Article I and (z) as set forth in Section 8.04.
          (b) The indemnification rights of Buyer under this Agreement, together with the Escrow Agreement, the post-closing adjustment rights under Section 1.04, and the tax payment obligations of the Seller to the Buyer under Section 9.03, constitute the Buyer’s sole and exclusive remedies following the Closing for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby, other than with respect to fraud. The Buyer may not avoid the limitations on liability of the Seller set forth in this

Section 8.02 by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Without limiting the generality of the preceding sentences of this Section 8.02(b), the Buyer hereby waives any and all statutory rights of contribution or indemnification that it might otherwise be entitled to under any federal, state, local or foreign law, regulation or ordinance or any similar rules of law embodied in the common law.
          (c) Notwithstanding any other provision in this Agreement to the contrary, the Seller will not be liable to the Buyer for any Loss related to a breach by Seller of any of its representations, warranties, covenants or agreements if Buyer has breached its representation in Section 6.09 with respect to the representation, warranty, covenant or agreement which gave rise to such Loss.
     8.03. Indemnification by the Buyer for the Benefit of the Seller. The Buyer shall indemnify the Seller and hold it harmless against any Losses which the Seller may suffer or sustain, as a result of: (a) any breach of any representation or warranty made under Article VI and (b) any breach of any covenant, agreement or other provision by the Buyer.
     8.04. Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 8.02, Section 8.03 or Section 8.05 shall be calculated net of (i) any Indemnity Tax Benefit inuring to the Indemnitee on account of such Loss within the four year period after the Closing Date and (ii) any insurance proceeds received or receivable by the Indemnitee on account of such Loss. Subject to the time limitation set forth in the preceding sentence, if the Indemnitee receives a Indemnity Tax Benefit after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Indemnity Tax Benefit at such time or times as and to the extent that such Indemnity Tax Benefit is realized by the Indemnitee. For purposes hereof, “Indemnity Tax Benefit” shall mean any refund of Taxes paid or payable or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. The Indemnitee shall use reasonable best efforts to seek full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.
     8.05. Environmental. The Seller shall not be obligated to indemnify the Buyer pursuant to Section 8.02 with respect to any environmental matter unless the matter for which indemnification is sought is required by an applicable Environmental Requirement. Unless the Buyer first obtains the Seller’s prior written consent, the Buyer shall not be entitled to indemnification by the Seller in the event that the Buyer takes any action outside the ordinary course of business of the Company or its Subsidiaries which results in the imposition by any governmental authority or court of an obligation which would otherwise be subject to indemnification, unless such action either is required by an applicable Environmental Requirement or is necessary in order to respond to a specific request for information posed to the Buyer during the course of a duly authorized inquiry by a governmental authority; provided that for purposes of clarification, Phase II environmental reports are deemed to be outside the ordinary course of business of the Company and its Subsidiaries unless specifically required by applicable Environmental Requirement for actions taken by the Company and its Subsidiaries in the ordinary course of business. The Seller shall have no obligations to indemnify the Buyer to the extent the environmental condition for which indemnification is sought is caused, aggravated or exacerbated by the acts or omissions of the Buyer (or any Person acting on behalf of the Buyer).
     8.06. Manner of Payment. Any indemnification of the Buyer pursuant to Section 8.02 shall be first in accordance with the terms of the Escrow Agreement and, to the extent applicable, after the Escrow Account has terminated, shall be effected by wire transfer of immediately available funds to an account designated by each applicable Indemnitee (as defined below) within 15 days after the final determination thereof. Any indemnification of the Seller pursuant to Section 8.03 shall be effected by Buyer’s wire transfer of immediately available funds to an account designated by each applicable Indemnitee within 15 days after the final determination thereof. Each indemnification payment made pursuant to this Article VIII shall, with respect to the Seller and the Buyer, be deemed to be an adjustment to the Purchase Price.
     8.07. Defense of Third Party Claims. Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing with specificity the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, but the fees and expenses of such separate counsel shall be borne by the Indemnitee. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, except for payments that would be required to be paid by the Buyer representing the Deductible. The Seller shall act on behalf of all Indemnitors in the case of all third party claims with respect to which the Buyer is seeking indemnification under Section 8.02.

     8.08. Arbitration.
          (a) If the Parties should have a dispute (a “Dispute”) involving money damages arising out of or relating to this Agreement or the Parties’ respective rights and duties hereunder (other than under Section 1.03 above which are to be settled in the manner set forth in Section 1.03), then the Parties will resolve such dispute in the following manner: (i) any Party may at any time deliver to the others a written dispute notice setting forth a brief description of the Dispute for which such notice initiates the dispute resolution mechanism contemplated hereby; (ii) during the 30-day period following the delivery of such notice, appropriate representatives of the various Parties will meet and seek to resolve the Dispute through negotiation; provided that any settlement negotiations will not be discoverable by or communicated to the Arbitrator (as defined below), (iii) if representatives of the Parties are unable to resolve the Dispute through negotiation, then within 15 days after the 30-day period described above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration by one arbitrator in Wilmington, Delaware in accordance with the then existing commercial arbitration rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Delaware regardless of principles of conflicts of laws.
          (b) In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the Delaware Code of Civil Procedure, (ii) each of the Parties shall promptly submit to the Arbitrator its proposed resolution of the Dispute, and (iii) the award or decision shall be rendered by a single arbitrator, who is a licensed attorney in the State of Delaware and experienced in handling disputes of the type presented in the Dispute and who shall be appointed by mutual agreement of the Buyer and the Seller; provided that if the Dispute relates primarily to accounting issues the arbitrator should be a licensed certified public accountant in the State of Delaware experienced in handling disputes of the type represented in the Dispute and who shall be appointed by mutual agreement of the Buyer and the Seller. In the event of failure of the Buyer and the Seller to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. The Arbitrator chosen is referred to as the “Arbitrator.” Upon the completion of the selection of the Arbitrator, an award or decision shall be rendered within no more than 60 days after the date of such selection. The award or decision will be a reasoned award or decision setting forth the Arbitrator’s reasoning in reaching its determinations. The expenses of the Arbitrator and the arbitration shall be paid by the Non-Prevailing Party.
          (c) Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration.
     8.09. Limitation on Recourse. No claim shall be brought or maintained by Buyer or any of its Subsidiaries or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of Seller which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

     8.10. Sophie Bigot Matter. Notwithstanding the provisions of Section 8.07, the Seller will be permitted to, at its expense, assume the defense of the Sophie Bigot Matter with legal counsel of its choice and bring any counterclaims against Sophie Bigot or other parties related to this matter on behalf of Transtar Metals France. The Company and its Subsidiaries will cooperate with Seller in connection with such defense and the prosecution of any such counterclaims. The Seller will indemnify Buyer for any Losses related to the Sophie Bigot Matter pursuant to the terms of Section 8.02(a)(iii). If Transtar Metals France receives a monetary award with respect to its counterclaims, then it shall promptly pay the amount of such award to Seller.
ARTICLE IX
ADDITIONAL COVENANTS AND AGREEMENTS
     9.01. Disclosure Generally. All exhibits and schedules (but not the documents or instruments referenced therein unless attached thereto) attached hereto are incorporated herein and expressly made a part of this Agreement. All references to this Agreement herein or in any of the exhibits or schedules shall be deemed to refer to this entire Agreement, including all exhibits and schedules. Any item or matter disclosed in a particular section of the Disclosure Schedule shall be deemed to have been disclosed only with respect to the referenced section. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the schedules in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a schedule hereto is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the meanings given to such terms in this Agreement.
     9.02. Acknowledgment by the Buyer. THE REPRESENTATIONS AND WARRANTIES BY SELLER HEREIN CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND THE SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE SELLER.

     9.03. Tax Matters.
          (a) Responsibility For Filing Tax Returns. The Buyer shall include the Company and the Subsidiaries in its consolidated Tax group effective as of the day following the Closing Date, thereby causing the Tax year of the Company and the Subsidiary for federal and to the extent applicable, state and local income Tax purposes to end on the Closing Date. The Buyer will timely prepare and file with the appropriate governmental Persons all Tax Returns that are due after the Closing Date and that have not been filed prior to the Closing Date. Any such Tax Return for the period ending on the Closing Date (“Stub Period Return”) or a period ending prior to the Closing Date (“Pre-Closing Period Return”) shall be furnished to the Seller for its review, comment and approval at least 15 days prior to the due date (or extended due date) for filing such Tax Returns. If the Buyer and Seller cannot resolve any dispute with respect to such Tax Returns, the dispute shall be resolved in accordance with the provisions of Section 1.03(c). Seller will remit to the Buyer not less than 7 days prior to the due date (or extended due date) of any Stub Period Returns and Pre-Closing Period Returns (and indemnify and hold the Buyer harmless) all Taxes due with respect to such Tax Returns, except to the extent such Taxes have been paid or deposited prior to the Closing Date or except to the extent that such Taxes are included in the calculation of Working Capital. Seller shall cooperate fully in connection with the preparation and filing of such Tax Returns. To the extent reasonably practicable, Buyer shall cause the Stub Period Returns to be filed by the Company and Subsidiaries within 60 days following the Closing Date.
          (b) Tax Benefit — Stub Period Return. The Transaction Expenses will be claimed as deductions by the Company and its Subsidiaries on the Stub Period Returns to the extent that there is “substantial authority” for claiming such deductions. Buyer will cause the Company and any Subsidiary to promptly apply for any overpayment of estimated taxes shown on a Stub Period Return (by filing Form 4466 and any corresponding state tax form) and remit such refund to Seller within 5 days after receipt of same.
          (c) Tax Benefit — Stub Period NOL. Buyer will cause the Company and any Subsidiary to remit to the Seller any Tax Benefit realized in a taxable year or period (other than the taxable period covered by a Stub Period Return) as follows. To the extent a Stub Period Return reflects a net operating loss (“Stub Period NOL”), Buyer will cause the Company and any Subsidiary to carry back such Stub Period NOL (or portions thereof) to prior taxable years or periods of the Company and/or the Subsidiaries (by filing, if appropriate, Form 1139 and any corresponding state Tax form) and will remit to Seller the portion of such refund allocable to the Tax Benefit within 10 days after receipt of such refund. To the extent the Stub Period NOL (or portion thereof) is not carried back to taxable years or periods of the Company and/or Subsidiaries ending prior to the Closing Date, and the Company or any Subsidiary realizes a Tax Benefit due to the carry forward of such Stub Period NOL (or portion thereof) to a taxable year or period of the Company and/or Subsidiaries ending after the Closing Date, the Buyer will remit to Seller the amount of such Tax Benefit within 10 days after filing the Tax Return on which the Stub Period NOL is applied to reduce Taxes for such taxable year or period. For the sake of clarity, the Seller shall not receive any Tax Benefit from the carry forward of a Stub Period NOL to the extent that the amount of the Stub Period NOL exceeds the amount of the aggregate deduction for Transaction Expenses. The Buyer, the Company and Subsidiaries will as promptly as practicable take appropriate steps to actually realize at the earliest possible time any Tax Benefit with respect to any Stub Period NOL.
          (d) Transfer Taxes. The Buyer will pay, and will indemnify and hold the Seller harmless against, any Tax imposed on the Company and/or the Subsidiaries or the Seller (other than income Taxes) as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Seller agrees to cooperate with the Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession reasonably requested by the Buyer that is reasonably necessary to complete such returns. If the Buyer fails to file any returns with respect to Transfer Taxes, the Seller, at the Buyer’s expense, may file such returns.
          (e) Tax Indemnification.
          (i) Subject to the terms and conditions of this Agreement, the Seller will defend, indemnify and hold the Buyer harmless from and against all Losses arising out of or related to (i) all Taxes (or the non-payment thereof), of the Company or any Subsidiary for all taxable periods ending on or before the Closing Date and for the portion through the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), and (ii) any and all Taxes of any other Person imposed on the Company or a Subsidiary as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing, in each case except to the extent that such Taxes have been paid or deposited prior to the Closing Date or except to the extent that such Taxes are included in the calculation of Working Capital.
          (ii) Subject to the terms and conditions of this Agreement, the Buyer will cause the Company to defend, indemnify and hold the Seller harmless from and against all Losses arising out of or related to all Taxes of the Company or any Subsidiary for all taxable periods ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case such indemnity will cover only that portion of any such Taxes that are not allocable to the Pre-Closing Tax Period as determined under Section 9.03(e)(iii)).
          (iii) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes of the Company or any Subsidiary for the Pre-Closing Tax Period will be computed as follows: any Tax based directly or indirectly on income or receipts and any credits, losses or deductions available with respect to any Tax, shall be allocated by assuming that the relevant taxable period ended on the Closing Date, and any other Tax shall be allocated based on a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in the taxable period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph, taking into account the type of Tax to which the refund relates. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries.
          (iv) If a party is responsible for the payment of Taxes pursuant to this Section 9.03 (the “Tax Indemnifying Party”) and the other party to this Agreement (the “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect to such Taxes, the Tax Indemnified Party will promptly notify the Tax Indemnifying Party in writing of such Tax Claim, but the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability they may have to the Indemnified Party, except to the extent the Indemnifying Party has suffered actual prejudice thereby.
          (v) With respect to any Tax Claim, the Tax Indemnifying Party will assume and control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable governmental Persons with respect thereto, and may, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Indemnifying Party will consult with the Tax Indemnified Party in the negotiation and settlement of any Tax Claim and the Tax Indemnifying Party will not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any Tax Claim in any manner if such settlement or compromise would have the effect of increasing the Taxes of the Tax Indemnified Party (“Indemnified Party Tax Increase”); provided, however, that the consent of the Indemnified Party will not be required if the Tax Indemnifying Party indemnifies the Indemnified Party for all Losses attributable to such Indemnified Party Tax Increase; provided, further, that, to the extent that a Tax Claim relates to the Straddle Period, the Seller and the Buyer will jointly control all proceedings taken in connection with any such Tax Claim.
          (vi) The Tax Indemnified Party will cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation will include the retention and (upon the Tax Indemnifying Party’s request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
          (vii) Neither party will settle or compromise a Tax Claim relating solely to Taxes of the Company or a Subsidiary for a Straddle Period without the other party’s written consent which consent shall not be unreasonably withheld.
          (viii) The Seller and the Buyer agree that any indemnification payments made pursuant to this Section 9.03 or as an indemnity under Article VIII will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price, unless a final determination by a relevant taxing authority causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

          (f) Neither the Buyer nor any Affiliate of the Buyer, shall (i) amend, refile or otherwise modify, or cause or permit the Company or any Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or before the date of the Closing without the prior written consent of the Seller, which will not be unreasonably withheld, unless otherwise required by law or regulation.
     9.04. Further Assurances. From time to time, as and when requested by any Party hereto and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
     9.05. Access to Books and Records. From and after the Closing, the Buyer shall, and shall cause the Company to, provide the Seller and its authorized representatives with reasonable access, during normal business hours and upon reasonable notice, to the books and records and any relevant personnel of the Company and the Subsidiaries with respect to periods prior to the Closing Date in connection with any reasonable matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Seller, the Buyer shall not permit the Company or the Subsidiaries, for a period of seven (7) years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company or the Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Seller and offering to surrender to the Seller such books and records or such portions thereof.
     9.06. Director and Officer Liability and Indemnification.
          (a) For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Company or any of the Subsidiaries to amend, repeal or modify any provision in the Company’s or any of the Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent organizational documents) relating to the exculpation or indemnification of any officers and directors (unless required by law) with respect to the periods prior to the Closing; it being the intent of the Parties that such officers and directors of the Company and the Subsidiaries shall (i) be third party beneficiaries of this Agreement and (ii) continue to be entitled to such exculpation and indemnification to the fullest extent of the law.
          (b) For a coverage period of six (6) years after the Closing, the Seller shall or shall cause the Company to purchase, on or prior to the Closing, director and officer liability insurance providing coverage for the individuals who were officers and directors of the Company and/or the Subsidiaries immediately prior to Closing comparable to the policy or policies maintained by the Company and its Subsidiaries immediately prior to the Closing for the benefit of such individuals.
     9.07. Employee Matters.
          Each of the Company and its Subsidiaries shall be responsible for, and shall indemnify, hold harmless and defend the Seller with respect to, any notices, payments, benefits, fines,

penalties, backpay, and damages required under the Worker Adjustment and Retraining Notification Act (“WARN Act”) relating to any “plant closing” or “mass layoff” (as defined in the WARN Act) (or similar triggering event) caused in part by the termination of employees of the Company or the Subsidiaries by the Buyer on or after Closing.
     9.08. Letters of Credit.
     Concurrently with the Closing, Buyer will use commercially reasonable efforts to arrange to replace all of the letters of credit set forth on Section 9.08 of the Disclosure Schedules to the extent such letters of credit are terminated at or prior to the Closing in connection with the transactions contemplated hereby; provided that Buyer’s failure to replace any such letter of credit shall not result in, or give rise to, any indemnifiable Loss for the Buyer.
     9.09. Non-solicitation.
          (a) For a period of two (2) years after the Closing, unless otherwise agreed to by Buyer, the Seller will not, and will cause any Affiliate of the Seller, not to, solicit for employment or employ, directly or indirectly, any Executive of the Company or any Subsidiary, as of the date of this Agreement or as of the Closing Date.
          (b) For a period of two (2) years after the Closing, unless otherwise agreed to by Buyer, the Seller will not, and will cause any Affiliate of the Seller, not to, solicit for employment, directly or indirectly, any employee (other than an Executive) of the Company or any Subsidiary, as of the date of this Agreement or as of the Closing Date.
          (c) The provisions of this Section 9.09 will not apply to general solicitations not specifically directed to Executives or any employees of the Company or any Subsidiary.
     9.10. Releases.
     Effective upon and following the Closing, Seller and its Affiliates hereby generally, irrevocably, unconditionally and completely releases and forever discharges the Company and the Subsidiaries and each of their stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Buyer Parties”), from all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature arising from or related to any matter occurring prior to the Closing Date, including the provision of services to the Seller by the Company or any Subsidiary; provided that, such release and discharge excludes any rights of Seller under this Agreement. Seller understands and confirms, and shall cause the Seller and its Affiliates to comply with, the provisions of this Section 9.10.
ARTICLE X
DEFINITIONS
     10.01. Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

     “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than from Seller or its Affiliates) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether through the Company or a direct or indirect holding company thereof) of assets of the Company and its Subsidiaries (excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the value of the assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the revenues or earnings of the Company and its Subsidiaries are attributable, (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions), including, but not limited to, stock transfers and stock sales, of twenty percent (20%) or more of the equity securities of the Company or its Subsidiaries, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving substantially all of the Company and its Subsidiaries or involving the assets of the Company and its Subsidiaries with a value set forth in clause (a) of this definition; in each case, other than the transactions contemplated by the Agreement.
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For all purposes of this Agreement, the term “Affiliate” shall not include All Metal Services, Ltd.
     “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which either the Company or the Subsidiaries are or have been a member.
     “business day” means any day that is not a day on which banks located in New York, New York are required or authorized by law to be closed.
     “Cash On Hand” means, as of the date of determination, the aggregate of all cash and cash equivalents, including readily marketable securities, as determined in accordance with GAAP.
     “Environmental Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances, as enacted and in effect on or prior to the Closing Date, concerning public health or safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, wastes pollutants, contaminants, toxic chemicals, petroleum products or byproducts, mold, asbestos, polychlorinated biphenyls, noise or radiation.
     “Escrow Amount” means $18,000,000.
     “GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the Company’s financial statements referenced in Section 5.05.

     “Hazardous Materials” means any substance or material that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials or (ii) requires investigation, removal or remediation under any Environmental Requirement, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, without duplication, all obligations of the Company and the Subsidiaries for borrowed money, capital leases (determined in accordance with GAAP (except for any debit balance on the Company’s U.K. HSBC revolving credit loan which will reduce Indebtedness)), remaining obligations for purchased money property secured by a Lien, letters of credit, banker’s acceptances and guarantees of Indebtedness to third parties, in each case only to the extent drawn upon, and any unpaid interest and fees, prepayment premiums or penalties related thereto. For the avoidance of doubt, Indebtedness shall not include any (a) undrawn letters of credit, undrawn banker’s acceptances, undrawn guarantees, sureties issued by or on behalf of the Company or any of the Subsidiaries in connection with any customer contracts, proposals or otherwise and (b) intercompany accounts, payables or loans of any kind or nature between the Company and any of its Subsidiaries or between such Subsidiaries.
     “Intellectual Property Rights” means (i) foreign and domestic patents and patent applications and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, and (v) trade secrets and other confidential information (including ideas, formulas, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes and techniques, financial and marketing plans and customer and supplier lists and information).
     “Liens” means liens, security interests, charges, encumbrances, easements, covenants, restrictions, proxies, voting trusts, voting agreements, options or purchase rights.
     “Material Adverse Effect” means any change, effect, event, occurrence or development that is or would be reasonably expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.
     “Maximum Working Capital” means $79,800,000.
     “Minimum Working Capital” means $73,362,639.

     “Net Indebtedness” means the aggregate amount required to satisfy (including any prepayment penalty or premium and unpaid interest and fees) all outstanding Indebtedness minus Cash on Hand as of the end of the business day immediately prior to the Closing.
     “Non-Prevailing Party” means the Party that has not substantially prevailed in its claim against the other Party; provided that to “substantially prevail” would be deemed to include any determination that is reasonably apparent on its face to favor one party’s position over the other party’s position.
     “Offsite Facility” means any facility which is not presently, and has not heretofore been, owned, leased or occupied by the Company or one of the Subsidiaries.
     “Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property, none of which materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and the Subsidiaries’ businesses; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and the Subsidiaries’ businesses; (v) public roads and highways; and (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation for amounts which are not delinquent.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Release” means any spill, discharge, leak, emission, escape, injection, dumping, or other release by the Company or one of the Subsidiaries of any Hazardous Materials into the environment.
     “Subsidiaries” means, collectively, the companies set forth in Section 5.02 of the Disclosure Schedule which are owned, directly or indirectly, by the Company and “Subsidiary” means any of such companies, individually.
     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

     “Tax Benefit” means the Tax refund and/or reduction in Taxes for the Company and its Subsidiaries related to the transactions contemplated hereby arising from the deductible portion of the Transaction Expenses.
     “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority, domestic or foreign, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     “Transaction Expenses” shall mean all of Transtar Holdings, LLC’s, the Seller’s, Company’s and its Subsidiaries’ fees and expenses payable in connection with the transactions contemplated by this Agreement (including, but not limited to, any bonuses or other payments payable in cash to Company or Subsidiary personnel resulting from the transactions contemplated hereby) and certain other payments to the extent set forth on the Transaction Expenses Schedule attached hereto (the amounts on which schedule may be updated from time to time by the Seller without consequence under Section 3.04(a)).
     “Working Capital” means the excess of the Company’s and the Subsidiaries’ total consolidated current assets (excluding Cash on Hand and deferred income tax assets) over the Companies’ and the Subsidiaries’ total consolidated current liabilities (excluding any Indebtedness, the items set forth in Section 1.02(a)(vi), deferred income tax liabilities and accrued income Taxes payable), determined in accordance with GAAP, except for the exceptions described on the GAAP Exceptions Schedule and (i) consistent with the accounting methods, principles, classifications or estimation methodologies used in calculating the Minimum Working Capital and Maximum Working Capital as set forth on the Net Working Capital Schedule and (ii) with respect to inventory, will include the book to physical difference calculated as set forth on the Inventory Procedures Schedule; provided that, notwithstanding anything herein to the contrary, in no event will the determination of “Working Capital” include any intercompany accounts (accounts between the Company and any of its Subsidiaries or between such Subsidiaries).
     10.02. Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
AAA	8.08(a)
Accounting Firm	1.03(c)
Agreement	Preamble
Arbitrator	8.08(b)
Buyer	Preamble
Buyer’s knowledge	11.03
Buyer 401(k) Plan	9.07(f)
Closing	1.05

Term	Section No.
Closing Balance Sheet	1.03(a)
Closing Date	1.05
Code	5.12
Company	Recitals
Confidentiality Agreement	7.02
Contract	5.09(a)
Deductible	8.02
Disclosure Schedule	Article V
Dispute	8.08(a)
ERISA	5.12
Escrow Account	1.02(c)
Escrow Agent	1.02(c)
Escrow Agreement	2.01(e)
Executives	11.03
Fundamental Representations	8.01
Indemnified Party Tax Increase	9.03(e)(iv)
Indemnitee	8.07
Indemnitor	8.07
IRS	5.12
Leased Real Property	5.07
Losses	8.02(a)
Notice of Disagreement	1.03(b)
Party	Preamble
Permits	5.14
Plans	5.12
Pre-Closing Tax Period	9.03(a)
Purchase Price	1.02
Purchase Price Adjustment	1.02
Purchase Price Statement	1.03(a)
Rules	8.08(a)
Schedule	Article V
Securities Act	6.07
Seller	Preamble

Term	Section No.
Shares	Recitals
Straddle Tax Period	9.03(c)(iii)
Tax Benefit	8.04
Tax Claim	9.03(e)(iii)
Tax Indemnified Party	9.03(e)(iii)
Tax Indemnifying Party	9.03(e)(iii)
The Company’s knowledge	11.03
Transfer Taxes	9.03(b)
WARN Act	9.07
ARTICLE XI
MISCELLANEOUS
     11.01. Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company and the Subsidiaries, shall be issued or made by any party hereto without the joint written approval of the Buyer and the Seller, unless required by law (in the reasonable opinion of counsel) in which case the Buyer and the Seller shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.
     11.02. Expenses. Except as otherwise expressly provided herein, each Party shall pay all of its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
     11.03. Knowledge Defined. For purposes of this Agreement, the term “the Company’s or Seller’s knowledge” as used herein shall mean the actual knowledge of Steven Scheinkman, Jolene Myers, Jack Middlebrooks, Ken Cooke and Michael Zundel (collectively, the “Executives”), without giving effect to any imputed knowledge and the term “Buyer’s knowledge” shall mean the actual knowledge of Michael Goldberg and Jerry Aufox, without giving effect to any imputed knowledge.
     11.04. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or delivered by facsimile, one day after deposit with Federal Express or similar reputable overnight courier service or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to the Buyer, the Company, and the Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

     Notices to the Buyer and the Company (after the Closing):
A. M. Castle & Co.
3400 North Wolf Road
Franklin Park, IL 60131
Attn: Mike Goldberg
Facsimile: (847) 349-2518
with a copy to:
McDermott Will & Emery LLP
227 West Monroe
Chicago, IL 60606
Attn: Helen R. Friedli, P.C.
Facsimile: (312) 984-7700
     Notices to the Seller and the Company (prior to the Closing):
c/o HIG Capital, L.L.C.
1001 Brickell Bay Drive, 26th Floor
Miami, Florida 33131
Attn: Matt Sanford
Facsimile: (305) 379-2013
with a copy to (which shall not constitute notice):
Greenberg Traurig, LLP
77 West Wacker Drive, Suite 2400
Chicago, Illinois 60601
Attn: E. Paul Quinn
         Amit Mehta
Facsimile: (312) 456-8435
     11.05. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Buyer without the prior written consent of the Seller or by the Seller without the prior written consent of the Buyer. Notwithstanding the foregoing, (i) Buyer may assign its rights and obligations hereunder to an Affiliate; provided that A.M. Castle & Co. shall remain liable for all of Buyer’s obligations hereunder and (ii) Buyer may assign its rights hereunder as collateral security to its lender; provided that Buyer and A.M. Castle & Co., as applicable, shall remain liable for all of Buyer’s obligations hereunder.
     11.06. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.07. References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.
     11.08. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.
     11.09. Non-Prevailing Party. Other than in the case of a Purchase Price Adjustment under Section 1.03, in the case of any dispute related to this Agreement, the Non-Prevailing Party shall pay all costs and fees of the Parties (including any costs and fees of any Arbitrators and reasonable attorney fees and other costs of the prevailing party) in connection with such dispute.
     11.10. Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits may be amended or waived only in a writing signed by the Buyer and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.
     11.11. Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the Schedules and Exhibits hereto) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including but not limited to the Letter of Intent, dated June 27, 2006 between Buyer and Seller.
     11.12. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.
     11.13. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

     11.14. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     11.15. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF BUYER AND SELLER HEREBY WAIVE, AND COVENANT THAT NONE OF THE COMPANY, BUYER OR SELLER WILL ASSERT ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE COMPANY, BUYER AND SELLER HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Buyer acknowledges that it has been informed by the Seller that the provisions of this Section 11.15 constitute a material inducement upon which the Seller is relying and will rely in entering into this Agreement. The Buyer or the Seller may file an original counterpart or a copy of this Section 11.15 with any court as written evidence of the consent of the Buyer and the Seller to the waiver of its right to trial by jury.
     11.16. Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such Party forever waives any such defense.
*   *  *  *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

TRANSTAR HOLDINGS #2, LLC

By:	/s/ Matthew Sanford

Name:	Matthew Sanford
Its:	Vice President

BUYER:

A.M. CASTLE & CO.

By:

Name:

Its:

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

TRANSTAR HOLDINGS #2, LLC

By:

Name:

Its:

BUYER:

A.M. CASTLE & CO.

By:	/s/ Michael H. Goldberg

Name:	Michael H. Goldberg
Its:	President and Chief Executive